Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Bank of the Ozarks, Inc. of our report dated March 31, 2015 relating to the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended of Bank of the Carolinas Corporation and Subsidiaries which is included herein.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

May 22, 2015